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                                                                     Exhibit 77H

N-SAR ITEM 77H: CHANGES IN CONTROL OF REGISTRANT

Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

COLUMBIA MID CAP GROWTH FUND

AS OF FEBRUARY 28, 2011

Name of Person                          Ownership % of Series
PACE                                    33.55%

AS OF AUGUST 31, 2011

Name of Person                          Ownership % of Series
Merrill Lynch Pierce Fenner & Smith     28.04%

CHANGES IN CONTROL PERSONS

                                                 Date/Description of
                                                 Transaction(s) Became a, or
Name of Person       Ownership % of Series       Ceased to be, Control Person